Exhibit 10.8

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT, dated as of December 16, 2013 (this “Agreement”), is by and among VALERO ENERGY PARTNERS LP, a Delaware limited partnership (the “Partnership”), VALERO ENERGY PARTNERS GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), VALERO PARTNERS OPERATING CO. LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“OLLC”), VALERO ENERGY CORPORATION, a Delaware corporation (“Valero”), VALERO TERMINALING AND DISTRIBUTION COMPANY, a Delaware corporation (“VTDC”), THE PREMCOR PIPELINE CO., a Delaware corporation (“Premcor Pipeline”), THE PREMCOR REFINING GROUP INC., a Delaware corporation (“Premcor Refining”), and VALERO REFINING COMPANY-TENNESSEE, L.L.C., a Delaware limited liability company (“VRCT”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, VTDC and the General Partner have caused the formation of the Partnership, pursuant to the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, the “Delaware Partnership Act”), for the purpose of owning, operating, developing and acquiring crude oil and refined petroleum products pipelines, terminals and other transportation and logistics assets, as well as engaging in any other business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Delaware Partnership Act;

WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, each of the following actions has been taken prior to the date hereof:

1.	VTDC formed the General Partner under the Delaware Limited Liability Company Act (as amended from time to time, the “Delaware LLC Act”) and contributed $1,000 in exchange for all of the limited liability company interests in the General Partner;

2.	The General Partner and VTDC formed the Partnership under the Delaware Partnership Act and contributed $20 and $980, respectively, in exchange for a 2% general partner interest (the “Initial GP Interest”) and a 98% limited partner interest (the “Initial LP Interest”), respectively, in the Partnership;

3.	The Partnership formed OLLC under the Delaware LLC Act, and contributed $1,000 in exchange for all of the limited liability company interests in OLLC;

4.	Premcor Pipeline formed Valero Partners Lucas, LLC (“Lucas LLC”) under the Delaware LLC Act and conveyed, as a capital contribution, the Lucas crude system, as more fully described in Registration Statement (as defined below), to Lucas LLC;

5.	Premcor Pipeline formed Valero Partners PAPS, LLC (“PAPS LLC”) under the Delaware LLC Act and conveyed, as a capital contribution, the Port Arthur products system, as more fully described in the Registration Statement, to PAPS LLC;

6.	VTDC formed Valero Partners EP, LLC (“EP LLC”) under the Delaware LLC Act and conveyed, as a capital contribution, all of VTDC’s 33 1⁄3% undivided interest in the McKee products system, as more particularly described in the Registration Statement, to EP LLC;

7.	Premcor Refining formed Valero Partners West Memphis, LLC (“West Memphis LLC”) under the Delaware LLC Act and conveyed, as a capital contribution, the West Memphis terminal (including the West Memphis terminal truck rack and West Memphis terminal dock), as more fully described in the Registration Statement, to West Memphis LLC;

8.	VRCT formed Valero Partners Memphis, LLC (“Memphis LLC”) under the Delaware LLC Act and conveyed, as a capital contribution, the Memphis truck rack, as more fully described in the Registration Statement, to Memphis LLC;

WHEREAS, Valero MKS Logistics, L.L.C. (“MKS Logistics”), a Delaware limited liability company and wholly owned subsidiary of Premcor Pipeline, owns the Collierville crude system, the Shorthorn pipeline system and the Memphis Airport pipeline system, each as more fully described in the Registration Statement;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Closing Date” as the meaning set forth in the Partnership Agreement.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Company Group” means Valero, VTDC, Premcor Pipeline, Premcor Refining, and VRCT.

“Deferred Issuance” has the meaning set forth in the Partnership Agreement.

“Effective Time” means immediately prior to the closing of the Initial Public Offering pursuant to the Underwriting Agreement.

“General Partner Unit” has the meaning set forth in the Partnership Agreement.

“Initial Public Offering” has the meaning set forth in the Partnership Agreement.

“Omnibus Agreement” has the meaning set forth in the Partnership Agreement.

“Option Period” means the period from the Closing Date to the date that is 30 days after the Closing Date.

“Option Units” means 2,250,000 Common Units subject to the Underwriters’ Option.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the Closing Date.

“Partnership Group” has the meaning set forth in the Partnership Agreement.

“Registration Statement” means the Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission (Registration No. 333-191259), as amended.

“Subordinated Unit” has the meaning set forth in the Partnership Agreement.

“Underwriters” has the meaning set forth in the Underwriting Agreement.

“Underwriters’ Option” has the meaning set forth in the Partnership Agreement.

“Underwriting Agreement” has the meaning set forth in the Partnership Agreement.

ARTICLE II

CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1 Contributions by VTDC. (a) VTDC hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers a 86.0% membership interest in EP LLC to the Partnership in exchange for 2,070,019 Common Units, 5,164,289 Subordinated Units and the right to receive 17.94% of the Deferred Issuance (the “VTDC Deferred Issuance Percentage”), and the Partnership hereby accepts such contribution as a capital contribution from VTDC, and (b) VTDC hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers a 14.0% membership interest in EP LLC to the General Partner, and the General Partner accepts such contribution as a capital contribution from VTDC.

2.2 Contribution by the General Partner. The General Partner hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers its 14.0% membership interest in EP LLC to the Partnership in exchange for (a) 1,175,102 General Partner Units representing a continuation of its 2% general partner interest in the Partnership (after giving effect to any exercise of the Underwriters’ Option and the Deferred Issuance) and (b) the issuance to the General Partner of the Incentive Distribution Rights, and the Partnership hereby accepts such contribution as a capital contribution from the General Partner.

2.3 Contribution by Premcor Pipeline. Premcor Pipeline hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers 100% of the outstanding membership interests in Lucas LLC, PAPS LLC and MKS Logistics to the Partnership in exchange for 7,734,994 Common Units, 19,297,278 Subordinated Units and the right to receive 67.03% of the Deferred Issuance (the “Premcor Pipeline Deferred Issuance Percentage”), and the Partnership accepts such contribution as a capital contribution from Premcor Pipeline.

2.4 Contribution by VRCT. VRCT hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers 100% of the outstanding membership interests in Memphis LLC to the Partnership in exchange for 1,015,474 Common Units, 2,533,407 Subordinated Units and the right to receive 6.23% of the Deferred Issuance (the “VRCT Deferred Issuance Percentage”), and the Partnership accepts such contribution as a capital contribution from VRCT.

2.5 Contribution by Premcor Refining. Premcor Refining hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers 100% of the outstanding membership interests in West Memphis LLC to the Partnership in exchange for 719,502 Common Units, 1,795,015 Subordinated Units and the right to receive 8.8% of the Deferred Issuance (the “Premcor Refining Deferred Issuance Percentage” and, together with the VTDC Deferred Issuance Percentage, the Premcor Pipeline Deferred Issuance Percentage and VRCT Deferred Issuance Percentage, the “Deferred Issuance Percentages”), and the Partnership accepts such contribution as a capital contribution from Premcor Refining.

2.6 Redemption of the Initial GP Interest. The Partnership hereby redeems the Initial GP Interest held by the General Partner and hereby refunds and distributes to the General Partner the initial contribution, in the amount of $20, made by the General Partner in connection with the formation of the Partnership, along with any interest or other profit that resulted from the investment or other use of such initial contribution.

2.7 Redemption of the Initial LP Interest. The Partnership hereby redeems the Initial LP Interest held by VTDC and hereby refunds and distributes to VTDC the initial contribution, in the amount of $980, made by VTDC in connection with the formation of the Partnership, along with any interest or other profit that resulted from the investment or other use of such initial contribution.

2.8 Contribution by the Partnership. The Partnership hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers 100% of the outstanding membership interests in each of EP LLC, Lucas LLC, PAPS LLC, MKS Logistics, Memphis LLC and West Memphis LLC to OLLC, and OLLC accepts such contribution as a capital contribution from the Partnership.

ARTICLE III

DEFERRED ISSUANCE

Upon the expiration of the Option Period, any Option Units not purchased by the Underwriters pursuant to the Underwriting Agreement shall be issued to each of VTDC, Premcor Pipeline, Premcor Refining and VRCT in accordance with their respective Deferred Issuance Percentages.

ARTICLE IV

FURTHER ASSURANCES

From time to time after the date hereof, and without any further consideration, each of the Parties shall execute, acknowledge and deliver additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to identify all of the assets being contributed to the Partnership Group as required in connection with this Agreement. However, due to the age of some of the assets and the difficulties in locating appropriate data with respect to some of the assets, it is possible that assets intended to be contributed ultimately to the Partnership Group were not identified and therefore are not included in the assets contributed to the Partnership Group as of the Effective Time. It is the express intent of the Parties that the Partnership Group own all assets necessary to operate the assets that are identified in this Agreement and in the Registration Statement. To the extent that any assets were not identified but are necessary to the operation of the assets that are so identified in this Agreement and in the Registration Statement, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to the Partnership Group pursuant to this Agreement. To the extent any such assets are identified at a later date, the Parties shall take all appropriate action required in order to convey such assets to the Partnership or any applicable Partnership Group subsidiaries. Likewise, to the extent that any assets that are conveyed to the Partnership Group hereunder are later identified by the Parties as assets that the Parties did not intend to convey to the Partnership Group as reflected in the Registration Statement, the Parties shall take all appropriate action required to convey such assets to the appropriate Company Group member.

Furthermore, without limiting any liabilities of the Company Group or other remedies of the Partnership Group applicable under this Agreement or any other agreements, if and to the extent that the valid, complete and perfected transfer or assignment of any assets by any member of the Company Group to any member of the Partnership Group or the acquisition of any assets from any member of the Company Group by any member of the Partnership Group would be a violation of applicable law, or require any additional consents, approvals or notifications in connection with the transfer of such assets by any member of the Company Group to any member of the Partnership Group that have not been obtained or made by the Effective Time, then, unless the Parties shall otherwise mutually determine, the transfer or assignment of such assets to such member of the Partnership Group or the assumption of such assets by such member of the Partnership Group, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such consents, approvals and notifications have been obtained or made. Notwithstanding the foregoing, in such event the Company Group shall (a) hold such assets in trust for the benefit of the Partnership Group, (b) not transfer or assign such assets, in whole or in part, other than with the prior consent of the Partnership, and (c) use its reasonable best efforts to assure that each member of the Partnership Group receives all of the benefits of the assets attempted to have been transferred to it until such time as the attempted transfer is complete, and each member of the Partnership Group shall bear all costs associated with such assets (except costs associated with the attempted transfer or perfecting such transfer, and subject to offset of any benefits of the assets not received by the Partnership Group against associated costs incurred by the Company Group ) as if the transfer had been valid and complete.

ARTICLE V

ORDER OF COMPLETION AND EFFECTIVENESS OF TRANSACTIONS

5.1 Order of Completion of Transactions. The transactions provided for in Article II shall be completed as of the Effective Time in the order set forth in Article II. Following the completion of the transactions set forth in Article II, the transactions provided for in Article III, if they occur, shall be completed.

5.2 Effectiveness of Transactions. Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II shall be operative or have any effect until the Effective Time, at which time all such applicable provisions shall be effective and operative in accordance with Section 5.1 without further action by any Party.

ARTICLE VI

MISCELLANEOUS

6.1 Costs. Valero shall pay all expenses, fees and costs, including, but not limited to, all sales, use and similar taxes arising out of the contributions, distributions, conveyances and deliveries to be made under Article II and shall pay all documentary, filing, recording, transfer, deed and conveyance taxes and fees required in connection therewith. In addition, Valero shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Article IV (to the extent related to any of the contributions, distributions, conveyances and deliveries to be made under Article II).

6.2 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or other words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

6.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

6.4 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

6.5 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

6.6 Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. EACH OF THE PARTIES HERETO AGREES THAT THIS AGREEMENT INVOLVES AT LEAST U.S. $100,000.00 AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO IN EXPRESS RELIANCE UPON 6 Del. C. § 2708. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES (i) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS AND TO NOTIFY THE OTHER PARTIES OF THE NAME AND ADDRESS OF SUCH AGENT.

6.7 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

6.8 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement. Notwithstanding anything in the foregoing to the contrary, any amendment executed by the Partnership or any of its subsidiaries shall not be effective unless and until the execution of such amendment has been approved by the conflicts committee of the General Partner’s board of directors.

6.9 Integration. This Agreement and the instruments referenced herein and in the exhibits attached hereto supersede all previous understandings or agreements among the parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no unwritten oral agreements between the parties. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or from part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

6.10 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

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IN WITNESS WHEREOF, the Parties to this Agreement have caused it to be duly executed as of the date first above written.

VALERO ENERGY CORPORATION		VALERO ENERGY PARTNERS GP LLC

By:	/s/ Michael S. Ciskowsi	By:	/s/ Donna M. Titzman
Name:	Michael S. Ciskowski	Name:	Donna M. Titzman
Title:	Executive Vice President and Chief Financial Officer	Title:	Senior Vice President, Chief Financial Officer and Treasurer

VALERO ENERGY PARTNERS LP		VALERO PARTNERS OPERATING CO. LLC

By:	Valero Energy Partners GP LLC, its general partner	By:	/s/ Donna M. Titzman
		Name:	Donna M. Titzman
By:	/s/ Richard F. Lashway	Title:	Senior Vice President and Treasurer
Name:	Richard F. Lashway
Title:	President and Chief Operating Officer

VALERO TERMINALING AND DISTRIBUTION COMPANY		THE PREMCOR PIPELINE CO.
		By:	/s/ Donna M. Titzman
By:	/s/ Richard F. Lashway	Name:	Donna M. Titzman
Name:	Richard F. Lashway	Title:	Senior Vice President and Treasurer
Title:	Senior Vice President

THE PREMCOR REFINING GROUP INC.		VALERO REFINING COMPANY-TENNESSEE, L.L.C.

By:	/s/ Richard F. Lashway
Name:	Richard F. Lashway	By:	/s/ Donna M. Titzman
Title:	Senior Vice President	Name:	Donna M. Titzman
		Title:	Senior Vice President and Treasurer

Signature Page to Contribution, Conveyance and Assumption Agreement